Exhibit 10.4

EXECUTIVE SERVICE AGREEMENT

PARTIES

Lithium harvest aPS Tankedraget 7 DK-9000 Aalborg
(the “Company”)

and	Paw Juul [***] [***]
(the “CTO”)

have today entered into the following Executive Service Agreement (the “Agreement”)

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1.	Position

1.1.	The CTO will service as Chief Technology Officer of Sustainable Projects Group Inc. and Lithium Harvest ApS with effect from January 14, 2023.

2.	Duties and responsibilities

2.1.	The CTO’s duties and responsibilities comprise:

○ The CTO is subject to statutory rules and liability responsible to the CEO to perform the duties as CTO of Sustainable Projects Group Inc. and Lithium Harvest ApS. The CTO is responsible for Company´s complete R&D and duties as assigned by the CEO.

○ The CTO shall appoint and dismiss the Company’s technical staff and provide the technical staff with working areas and working authority.

○ The CTO shall be reported as CTO to the Danish Commerce and Companies Agency.

2.2.	The CTO must expect travel activity.

3.	Other offices held during the employment

3.1.	The CTO may not without having obtained the written consent of the CEO in each individual case be an active or passive participant in any kind of position, employment or office – whether paid or unpaid.

3.2.	The CTO may not without having obtained the consent of the CEO be a shareholder, stakeholder or in any other way participate financially in any other undertaking. The CTO is, however, entitled to make investments in assets which are usually subject to such investment of funds.

3.3.	The CTO must, in compliance with any instructions given by the CEO, join the Board of Directors of the Company’s subsidiaries/consolidated companies.

The CTO will not be entitled to any separate cash compensation for such Board positions, but will receive stock grants (if applicable) in line with independent Directors.

4.	Place of work

4.1.	The place of work is Tankedraget 7, DK-9000 Aalborg.

4.2.	The CTO must expect that some of the duties entailed in his position are to be performed at the Company’s other domiciles.

5.	Salary and pension

5.1.	The CTO’s annual salary is DKK 2,200,000 (approximately $300,000) payable monthly in instalments of 1/12 on the last banking day of the month. Each year in December, the first time in 2023, the annual salary will be reviewed with the CEO of Lithium Harvest ApS and may or may not be adjusted.

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5.2.	The Company pays pension contributions into a pension scheme chosen by the CTO. The Company’s pension contribution amounts to 10% of the annual base salary, see the section above. The pension contribution is payable monthly in instalments of 1/12 on the last banking day of the month.

6.	Bonus

6.1.	Depending on the achievement of certain targets the CTO is eligible to receive an annual bonus, which is earned and paid in accordance with a separate bonus agreement entered into by the Company and the CTO in connection with the budget planning for the financial year. The bonus agreement will allow the CTO to obtain up to 150% of the current annual salary.

6.2.	The CTO will be comprised by an individually agreed stock grant agreement, which will allow the CTO to obtain up to 100% of the current annual salary.

7.	Company Car

7.1.	The company provides a car to the CTO and will pay for all expenses related to the company car. The tax consequences for the CTO of the private disposal facilities listed above are treated by the Company according to applicable law.

8.	OTHER EMPLOYEE BENEFITS

8.1.	The Company will, according to agreement with the CTO, make the following

(a) mobile phone

(b) computer

(c) internet connection at the CTO’s home address

(d) relevant trade magazines

freely available to the CTO and will pay all reasonable and usual costs incidental thereto.

8.2.	At the Company’s request, and without any compensation being offered in this respect, the CTO must in the event that he is released from his duties immediately or at a time to be determined by the Company return all employee benefits, see above.

9.	insurance

9.1.	In addition to compulsory insurance, the CTO is comprised by the following:

(a) Preventive health plan or health insurance

9.2.	A detailed description of the scheme is available from the Company’s employee handbook. Any tax consequences in this respect are irrelevant to the Company.

10.	Travel and entertainment expenses

10.1.	The Company will make a company credit card available to the CTO for payment of the CTO’s usual and reasonable travel and entertainment expenses incurred while in the service of the Company. The CTO shall regularly submit the required documentation of expenses incurred.

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11.	education and training

11.1.	The CTO is entitled and obliged to stay up to date in terms of education and training and to participate in relevant supplementary education and training programmes. The Company will, subject to agreement in each individual case, pay the costs incidental thereto.

12.	Holiday

12.1.	The CTO is covered by the Holiday Act. The CTO is entitled to holiday with pay and to holiday supplements according to the Holiday Act applicable from time to time.

12.2.	The CTO is entitled to five discretionary holiday weeks per year. The discretionary holidays will be granted proportionately in case of commencement of service during the holiday year.

Discretionary holidays must be taken as full days off and must be scheduled as per agreement with the Company.

Any discretionary holidays not taken cannot be transferred to the subsequent holiday year and will lapse without compensation at the end of the holiday year or on severance of service.

13.	sickness

13.1.	The CTO is entitled to pay during sickness.

13.2.	In case of sickness rendering the CTO unable to perform his duties, the CTO must inform the CEO of Lithium Harvest ApS.

13.3.	The CTO is entitled to time off with pay to care for his own child under the age of 14 on the child’s first full sick day. This right is conditional on the CTO not being able to make other arrangements to care for the child, including on the child’s other parent not simultaneously exercising a similar right.

14.	Termination

14.1.	The employment agreement is non-terminable until December 31, 2025, after which date the agreement may be terminated by each party by giving twelve months notice.

15.	Confidentiality and duty to return material

15.1.	The CTO has been made aware of section 3 of the Marketing Practices Act regarding good marketing practices, which implies, among other things, that the CTO may not use knowledge of customers and special business methods in a new position, and of the Trade Secrets Act, which, among other things, contains a prohibition against unauthorised use or disclosure of trade secrets. In case of violation of these provisions, the CTO will be liable to pay an agreed penalty equivalent to six months’ salary. Payment of such agreed penalty will not exempt the CTO from his obligations under the Marketing Practices Act and the Trade Secrets Act.

15.2.	The CTO must observe confidentiality with respect to any information of which the CTO becomes aware in connection with the performance of his duties as executive officer of the Company, unless, due to its nature, such information must be disclosed to a third party. This duty of confidentiality also applies after the CTO has resigned his position with the Company.

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15.3.	If the CTO resigns his position, irrespective of cause, any and all documents, material and equipment which belongs to the Company or any subsidiary, and which is in the CTO’s possession, must be returned to the Company. The CTO cannot exercise any lien in any documents, material, equipment or any other items belonging to the Company.

16.	INTERNET AND USE OF E-MAIL

16.1.	For purposes of performing his duties, the CTO will have access to e-mail and internet through the Company’s IT system. The CTO may use these facilities for personal purposes to a limited extent.

16.2.	The CTO’s use of the IT system is registered on the Company’s server, but the Company will not check the CTO’s use of e-mails and internet on any regular basis. In special situations, for instance in the case of suspected abuse, for security reasons or in connection with the CTO’s severance of service, the Company may, however, perform such check.

17.	Intellectual property rights and know-how

17.1.	Know-how, patent rights, utility model rights, trademark rights, computer programs and the like which the CTO may contribute to conveying to the Company or develop during his employment, and which concern the Company, belong to the Company – whether or not the rights have been registered. The CTO is not entitled to separate remuneration in this respect, as this has been taken into account in the determination of the CTO’s remuneration.

18.	Miscellaneous

18.1.	The tax consequences for the CTO of his financial rights under the Agreement are irrelevant to the Company.

18.2.	The CTO has an obligation to familiarize himself with the guidelines which have been laid down by the Company, and which are regularly updated, including the employee handbook.

18.3.	In connection with the employment, the Company processes a range of personal data about the CTO. The Company will generally process the data for the purpose of ensuring that the Company complies with its obligations to the CTO under this Executive Service Agreement and the legislation which the Company is required to comply with or for the purpose of documenting the employment relationship history.

19.	Dispute resolution

19.1.	Any dispute arising out of or in connection with this Agreement must be settled in accordance with the Rules of Arbitration Procedure of the Danish Institute of Arbitration.

19.2.	Each party appoints an arbitrator. The chairman of the arbitration tribunal is appointed by the institute. If a party has not appointed an arbitrator within 30 days of having requested or received notice of arbitration, such arbitrator will be appointed by the institute in accordance with the above-referenced rules.

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20.	Signatures

20.1.	This Agreement is executed in two original copies, both of which are to be signed by the parties. One of the copies is retained by the Company, while the other copy is given to the CTO.

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Date: February 14, 2023	Date: February 14, 2023

For and on behalf of the Company

/s/ Sune Mathiesen	/s/ Paw Juul
Sune Mathiesen - CEO	Paw Juul

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